Exhibit 10.8

Execution Version

INARI MEDICAL, INC.

SIGNATURE BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 11, 2019, by and between SIGNATURE BANK (“Bank”) and INARI MEDICAL, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Aggregate Borrowing Limit” means Forty Million Dollars ($40,000,000).

“Agreement” has the meaning assigned in the preamble hereof.

“Ancillary Services” means any of the following products or services requested by Borrower and provided by Bank under the Formula Revolving Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, controlled disbursement accounts, check cashing services, or other cash management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed Two Million Dollars ($2,000,000).

“Ancillary Services Usage Amount” means the aggregate of (a) the Letter of Credit Exposure, (b) the aggregate limits of corporate credit card services provided by Bank to Borrower, (c) the total amount of any Automated Clearing House processing reserves, (d) the applicable Foreign Exchange Reserve Percentage, and (e) any other outstanding amount or reserves taken by Bank in connection with other cash management services requested by Borrower and approved by Bank.

“Bank Expenses” means all: reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, however, that Bank has the right to decrease the foregoing percentages in its Permitted Discretion to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the IRC in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one (1) or more entities described in clause (a) of this definition, in each case of clauses (a) and (b), with respect to which Borrower shall have made a determination, in its reasonable judgment, that a guaranty by, grant of a Lien by, or pledge of two-thirds or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Client Reporting File” means that certain Client Reporting File provided to Borrower by Bank in connection with the execution hereof, as may be amended from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto provided, that the Collateral shall not include (a) more than sixty-five percent (65%) of the stock, units, or other evidence of ownership of any CFC if the pledge of two-thirds or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors (b) any interest of a Loan Party as a lessee or sublessee under a real property lease, (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (d) any interest of a Loan Party as a lessee under an Equipment lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by such Loan Party or Bank, or (e) any Equipment not financed by Bank or rights of a Loan Party as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Formula Revolving Advance, Term Loan Advance, use of the Ancillary Services, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)    Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)    Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)    Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e)    Prebillings, prepaid deposits, retention billings, unbilled, or progress billings;

(f)    Accounts with respect to which the account debtor is an Affiliate of Borrower;

(g)    Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(h)    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States (other than the United States Department of Veterans Affairs), except where such accounts are backed by an assignment of claims in which case Bank may, in its Permitted Discretion, approve inclusion of such accounts on a case by case basis;

(i)    Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(j)    Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(k)    with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l)    Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (a) are supported by one (1) or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (b) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Accounts” means any account used solely for payroll, payroll taxes, employee wage and benefit payments, and other employee wage and benefit payments to and for the benefit of Borrower’s or any Subsidiary’s employees and identified to Bank by Borrower as such.

“First Interest Only Extension Milestone” means Borrower achieving at least One Hundred Million Dollars ($100,000,000) of trailing twelve (12) month Revenue as of or prior to the period ending November 30, 2021, as determined by Bank with reference to the financial information delivered to Bank under Section 6.3.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its reasonable discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

“Formula Revolving Advance” or “Formula Advances” means a cash advance or cash advances under the Formula Revolving Line.

“Formula Revolving Line” means one (1) or more credit extensions of up to an aggregate principal amount of Fifteen Million Dollars ($15,000,000) (inclusive of the Ancillary Services Sublimit).

“Formula Revolving Line Maturity Date” means December 11, 2022; provided however, if Borrower, prior to December 11, 2022, receives at least Seventy Five Million Dollars ($75,000,000) of gross proceeds from an initial public offering of its equity securities effectuated pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, Formula Revolving Line Maturity Date shall mean December 11, 2024.

“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks, and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals, and extensions of any of the Copyrights, Trademarks, or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest, or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Collateral” means money, cash and cash equivalents, cash proceeds, securities, security entitlements and other investment property, deposit accounts, securities accounts and other similar collateral.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” or “Letters of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes an Advance under the terms of this Agreement.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Parties” means Borrower and each Subsidiary that becomes a co-borrower hereunder or a secured guarantor of the Obligations, in each case, in accordance with Section 6.10.

“Material Adverse Effect” means the occurrence of any circumstance which would be reasonably likely to have a material adverse effect on (a) the operations, business, or financial condition of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) Borrower’s interest in, or the value, perfection, or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Subsidiary” has the meaning assigned in Section 6.10.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, “Obligations” shall not include any warrant or equity-related investments.

“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Discretion” means Bank’s reasonable credit judgment (from the perspective of an asset-based lender and venture debt lender) exercised in good faith in accordance with customary business practices for similar asset-based lending and venture debt facilities.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule and any extensions, renewals, refinancings and replacements of any such Indebtedness; provided that (i) such extension, renewal, refinancing or replacement shall not, except to the extent applicable only to periods after the Term Loan Maturity Date, (A) increase the outstanding principal amount of the Indebtedness being extended, renewed, refinanced or replaced, (B) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Borrowers or the Bank than the terms of any agreement or instrument governing the Indebtedness being refinanced, (C) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, or (D) contain any new requirement to grant any Lien or to give any guarantee that was not an existing requirement of the Indebtedness being refinanced and (ii) after giving effect to such extension, renewal, refinancing or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof;

(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Million Dollars ($1,000,000) in the aggregate at any given time;

(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors and other unsecured accounts payable incurred in the ordinary course of business;

(f)    Indebtedness under corporate credit cards provided by financial institutions other than Bank used in the ordinary course of business not to exceed Three Hundred Fifty Thousand Dollars ($350,000);

(g)    Indebtedness owing by Borrower or one of its Subsidiaries to Borrower or one of its Subsidiaries; provided that, any such Indebtedness that is owing by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness shall not exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding; and

(h)    other Indebtedness at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule;

(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)    Investments consisting of deposit accounts maintained with Bank or that are subject to a control agreement with Bank in form and substance reasonably satisfactory to Bank (unless such a control agreement is not required under Section 7.7);

(e)    Investments in connection with Transfers permitted by Section 7.1;

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)    Investments by Borrower or one of its Subsidiaries in Borrower or one of its Subsidiaries; provided that, any such Investments by a Loan Party in a Subsidiary that is not a Loan Party shall not exceed One Million Dollars ($1,000,000) in the aggregate (for the avoidance of doubt, the amount of an Investment constituting intercompany Indebtedness shall be the principal amount at any time outstanding);

(h)    other Investments at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

“Permitted Liens” means the following:

(a)    Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained on the books of the applicable Loan Party or Subsidiary in conformity with GAAP;

(c)    Liens (i) upon or in any Equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(e)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(h)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.4 or Section 8.7;

(i)    with respect to depository and operating accounts permitted to be maintained with financial institutions other than Bank in accordance with Section 6.7 and for which Bank has a control agreement in form and substance reasonably satisfactory to Bank (unless such a control agreement is not required under Section 7.7), Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(j)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (i) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase; and

(k)    purchase money Liens at any time outstanding securing Indebtedness or other obligations not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Revenue” means revenue recognized in accordance with GAAP.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Interest Only Extension Milestone” means Borrower achieving at least One Hundred Thirteen Million Dollars ($113,000,000) of trailing twelve (12) month Revenue as of or prior to the period ending June 30, 2022, as determined by Bank with reference to the financial information delivered to Bank under Section 6.3

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest, or other securities owned or held of record by Borrower directly in any Person; provided however, Shares shall not include the equity interests described in clause (a) of the definition of “Collateral”.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank in its Permitted Discretion (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan Advances” means the Term Loan Tranche 1 Advance and/or any Term Loan Tranche 2 Advances.

“Term Loan Interest Only End Date” means December 11, 2021; provided however, if Borrower achieves the First Interest Only Extension Milestone, Term Loan Interest Only End Date shall mean June 11, 2022, and if Borrower achieves the Second Interest Only Extension Milestone, Term Loan Interest Only End Date shall mean December 11, 2022.

“Term Loan Maturity Date” means December 11, 2024.

“Term Loan Tranche 1” means a credit extension of up to Fifteen Million Dollars ($15,000,000).

“Term Loan Tranche 1 Advance” means a cash advance as provided under Section 2.1(b)(i).

“Term Loan Tranche 2” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Term Loan Tranche 2 Advance” means a cash advance as provided under Section 2.1(b)(ii).

“Term Loan Tranche 2 Availability End Date” means December 31, 2020.

“Term Loan Tranche 2 Milestone” means Borrower achieving at least Sixty Million Dollars ($60,000,000) of trailing twelve (12) month Revenue as of or prior to the period ending August 31, 2020, as determined by Bank with reference to the financial information delivered to Bank under Section 6.3.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)    Formula Revolving Advances.

(i)    Formula Revolving Line. Subject to and upon the terms and conditions of this Agreement, Borrower may request Formula Revolving Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Formula Revolving Line or (B) the Borrowing Base, minus, in each case, the Ancillary Services Usage Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Formula Revolving Line Maturity Date, interest hereunder shall be due and payable on the 11th calendar day each month during the term hereof and on the Formula Revolving Line Maturity Date, and all Formula Revolving Advances under this Section 2.1(a) shall be immediately due and payable on the Formula Revolving Line Maturity Date. Borrower may prepay any Formula Revolving Advances without penalty or premium.

(ii)    Advance Request Form. Whenever Borrower desires a Formula Revolving Advance, Borrower will notify Bank no later than 12:00 p.m. Eastern time, on the Business Day that the Formula Revolving Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (B) by electronic mail or facsimile transmission, or (C) by delivering to Bank a Revolving Advance Request Form in substantially the form set forth in the Client Reporting File. Bank is authorized to make Formula Revolving Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Formula Revolving Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Revolving Advances made under this Section 2.1(a) to Borrower’s deposit account.

(iii)    Ancillary Services Sublimit. Subject to the terms and conditions of this Agreement and availability under the Formula Revolving Line and the Borrowing Base, at any time and from time to time from the date hereof through the Business Day immediately prior to the Formula Revolving Line Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Formula Revolving Line shall be reduced by the Ancillary Services Usage Amount. In addition, Bank may, in its sole discretion, charge as Formula Revolving Advances any amounts that become due or owing to Bank or for which Bank becomes liable in connection with the provision of the Ancillary Services, including, without limitation, the unreimbursed amount on any drawn but unreimbursed Letter of Credit. The terms and conditions of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, including without limitation, Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute. Borrower shall pay Bank’s standard fees in connection with Ancillary Services, including without limitation, Letter of Credit fees set forth in the Application and fees that Bank notifies Borrower it will be charging for issuing and processing FX Contracts. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees (each, an “Expense”), arising out of or in connection with any Letters of Credit, except for Expenses caused by Bank’s bad faith, gross negligence or willful misconduct.

(iv)    Collateralization of Obligations Extending Beyond Maturity. Borrower shall take such actions as Bank may reasonably request to cause its Obligations with respect to any Ancillary Services to be secured to Bank’s satisfaction as of the Formula Revolving Line Maturity Date or as of such earlier date the Formula Revolving Line is terminated or otherwise ceases to exist, and, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such Obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

(b)    Term Loan Advances.

(i)    Term Loan Tranche 1. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Bank agrees to make one (1) Term Loan Tranche 1 Advance to Borrower in an amount equal to the Term Loan Tranche 1. Interest shall accrue from the date of the Term Loan Tranche 1 Advance at the rate specified in Section 2.3, and shall be payable monthly on the 11th day of each month so long as the Term Loan Tranche 1 Advance is outstanding. If any of the Term Loan Tranche 1 Advance is outstanding on the Term Loan Interest Only End Date, it shall be payable in (A) thirty six (36), (B) thirty (30) (if Borrower achieves the First Interest Only Milestone), or (C) twenty four (24) (if Borrower achieves the Second Interest Only Milestone), equal monthly installments of principal, plus all accrued interest, beginning on the date that is one (1) month after the Term Loan Interest Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. The Term Loan Tranche 1 Advance, once repaid, may not be reborrowed. Borrower may prepay the Term Loan Tranche 1 Advance without penalty or premium. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(ii)    Term Loan Tranche 2. Subject to and upon the terms and conditions of this Agreement, at any time from the date on which Borrower achieves the Term Loan Tranche 2 Milestone through the Term Loan Tranche 2 Availability End Date, Bank agrees to make one (1) or more Term Loan Tranche 2 Advances to Borrower in an aggregate amount not to exceed the Term Loan Tranche 2. Interest shall accrue from the date of each Term Loan Tranche 2 Advance at the rate specified in Section 2.3, and shall be payable monthly on the 11th day of each month so long as any Term Loan Tranche 2 Advances are outstanding. If any Term Loan Tranche 2 Advance is outstanding on the Term Loan Interest Only End Date, it shall be payable in (A) thirty six (36), (B) thirty (30) (if Borrower achieves the First Interest Only Milestone), or (C) twenty four (24) (if Borrower achieves the Second Interest Only Milestone), equal monthly installments of principal, plus all accrued interest, beginning on the date that is one (1) month after the Term Loan Interest Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Tranche 2 Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Tranche 2 Advances without penalty or premium. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(iii)    Advance Request Form. When Borrower desires to obtain a Term Loan Tranche 2 Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail or facsimile transmission to be received no later than 12:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Tranche 2 Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.

2.2    Aggregate Borrowing Limit; Overadvances. At no time will the aggregate outstanding Credit Extensions exceed the Aggregate Borrowing Limit. If (a) the aggregate amount of the outstanding Formula Revolving Advances plus the Ancillary Services Usage Amount exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, (b) the Ancillary Services Usage Amount exceeds the Ancillary Services Sublimit at any time, (c) the aggregate amount of the outstanding Term Loan Tranche 1 Advances plus the aggregate amount of any outstanding Term Loan Tranche 2 Advances exceeds the Term Loan at any time, or (d) if the aggregate amount of Credit Extensions exceeds the Aggregate Borrowing Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)    Formula Revolving Advances. Except as set forth in Section 2.3(b), the Formula Revolving Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) the Prime Rate or (B) five percent (5%).

(ii)    Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) one half of one percent (0.50%) above the Prime Rate or (B) five and one half percent (5.50%).

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (a) five percent (5%) of the amount of such unpaid amount or (b) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Bank shall, at its option, charge such interest, all Bank Expenses and all Periodic Payments against any of Borrower’s deposit accounts, or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Provided that Bank delivers a properly executed Internal Revenue Service Form W-9, all payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder. If any applicable law requires the deduction or withholding of any tax from any such payment, then Borrower, as the withholding agent, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and thereafter, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3(c)) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that Borrower shall not be required to increase any sum payable as a result of (i) any tax that is imposed on the Bank’s net income, (ii) any tax imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such tax (other than connections arising solely from Bank becoming a party to this Agreement), or (iii) any tax that results from the Bank’s failure to timely deliver a properly executed Internal Revenue Service Form W-9 (collectively, the “Excluded Taxes”).

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5    Fees. Borrower shall pay to Bank the following:

(a)    Facility Fee. On the Closing Date, a Facility Fee equal to Fifty Thousand Dollars ($50,000), which shall be nonrefundable;

(b)    Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank; and

(c)    Final Payment Fee. On the earlier of the Term Loan Maturity Date, the prepayment of all Credit Extensions, or the date the Obligations become due and payable, a Final Payment Fee equal to (i) One Hundred Fifty Thousand Dollars ($150,000) plus (ii) an additional amount equal to 1.00% of the aggregate amount of Term Loan Tranche 2 Advances made during the term of this Agreement.

2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification Obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification Obligations) are outstanding. Upon the payment in full, in cash, of the Obligations (other than inchoate indemnification Obligations) and termination of Bank’s obligation to make Credit Extensions in accordance with a payoff letter reasonably acceptable to Bank, Bank shall, pursuant to such payoff letter and at Borrower’s sole cost and expense and without any recourse, representation or warranty or any kind, release its Liens in the Collateral and all rights therein shall revert to Borrower.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)    this Agreement;

(b)    a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    UCC National Form Financing Statement;

(d)    a payoff letter with respect to Borrower’s Indebtedness to East West Bank;

(e)    [reserved];

(f)    [reserved];

(g)    [reserved];

(h)    [reserved];

(i)    payment of the fees and Bank Expenses then due specified in Section 2.5(a) and (b) hereof;

(j)    initial reporting which includes: (i) the information required by Section 6.3(a) herein for the most recent month ended at least 30 days prior to the Closing Date; (ii) year-to date financial statements as of the last day of the most recent month ended at least 30 days prior to the Closing Date; (iii) unaudited financial statements for Borrower’s most recently completed fiscal year; and (iv) such other financial information as Bank may reasonably request.

(k)    a current Compliance Certificate in accordance with Section 6.3 herein and evidence that Borrower is in compliance with all covenants set forth in Section 6.8 herein on a pro forma basis as of the Closing Date;

(l)    [reserved];

(m)    [reserved];

(n)    subject to Section 6.12 hereof, evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(o)    landlord waiver for 9 Parker, Suite 100 Irvine, CA 92618;

(p)    confirmation that Borrower is not involved in material litigation;

(q)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of Closing Date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to the closing of the Loan Documents;

(r)    an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(s)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)    timely receipt by Bank of the Revolving Advance Request Form as provided in Section 2.1;

(b)    Borrower shall be in compliance with Section 6.7 hereof;

(c)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(d)    Bank determines to its satisfaction that a Material Adverse Effect has not occurred.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and subject to Permitted Liens that may have priority by operation of applicable law, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4    Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates (if any) for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver, or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is a corporation or limited liability company, as applicable, duly existing under the laws of its state of incorporation or formation, as applicable, and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified and failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, which default could reasonably be expected to result in a Material Adverse Effect.

5.3    No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4    Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6    Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Article 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Article 10 hereof, other than Inventory or Equipment that is (a) in transit or (b) at a location (i) for which Borrower has provided proper notice and otherwise complied with Section 7.10 hereof, or (ii) that contains less than One Hundred Thousand Dollars ($100,000) in Collateral of Borrower.

5.8    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9    No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances, or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12    Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13    Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein, in each case except as permitted under Section 6.5.

5.14    Subsidiaries. Borrower does not own any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments and New Subsidiaries with which Borrower has complied with Section 6.10 herein.

5.15    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals, and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.16    Accounts. Except for accounts permitted to be maintained by Section 6.7 and with respect to which Bank has a control agreement in form and substance reasonably satisfactory to Bank (unless such a control agreement is not required under Section 7.7), none of Borrower’s nor any Subsidiary’s Investment Collateral (other than de minimis amounts) is maintained or invested with a Person other than Bank.

5.17    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18    Full Disclosure; No Material Adverse Effect. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by the Bank that projections and forecasts provided by the Borrower are not viewed as facts, and actual results may differ for projected as forecasted results. A Material Adverse Effect has not occurred since the date of the most recent audited financial statement submitted to Bank.

6.    AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1    Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law and where failure to so qualify would reasonably be expected to result in a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which could have a Material Adverse Effect.

6.2    Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, noncompliance with which could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank (it being agreed that any financial statements substantially in the form previously delivered on or prior to the Closing Date are reasonably acceptable to Bank) and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (it being understood that the existing accounting firm of the Borrower and other nationally recognized accounting firms are reasonably acceptable to Bank) (or an opinion qualified for going concern so long as (i) Borrower’s investors provide additional equity as needed or (ii) such qualification exists due to a pending maturity under this Agreement); (c) copies of all statements, reports, and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (e) as soon as available, but in any event within thirty (30) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets, and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File, together with aged listings of accounts receivable and accounts payable.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4    Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute, or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.5    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6    Insurance.

(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason, or ten (10) days’ notice if such cancellation is for non-payment of premium. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7    Accounts. On or after the date that is two (2) Business Days from the Closing Date, or such later date as Bank may reasonably agree, and through the date that is sixty (60) days after the Closing Date, Borrower shall maintain at least seventy-five percent (75%) of all its cash at Bank. From and after the date that is sixty (60) days after the Closing Date, or such later date as Bank may reasonably agree, Borrower shall (a) endeavor to maintain and shall cause each of its Subsidiaries to endeavor to maintain all its depository and operating accounts, and its primary investment accounts (other than Excluded Accounts) with Bank and (b) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit; provided, that, in each case, if Borrower has requested and Bank is either unable or has refused to provide a particular service, Borrower shall have no obligation to use Bank for such service and Borrower shall not be required to comply with this Section 6.7 with respect to such service (and may use another provider for such service so long as Borrower is otherwise permitted to do so under this Agreement) so long as Borrower continues to maintain its primary deposit, operating and investment accounts with Bank.

6.8    Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a)    Minimum Revenue. Measured monthly and calculated on a trailing twelve (12) month basis, Borrower shall achieve minimum Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods. For subsequent reporting periods, Bank and Borrower hereby agree that Bank and Borrower shall, beginning on February 15, 2021 and continuing on February 15th of each year thereafter during the term of this Agreement, use the forecast delivered by Borrower to Bank pursuant to Section 6.3 to mutually determine the minimum Revenue amounts for such year (so long as such forecast is reasonably acceptable to Bank).

Reporting Period Ending	Minimum Trailing Twelve Month Revenue for Such Period
December 31, 2019	$40,000,000
January 31, 2020	$42,500,000
February 29, 2020	$44,500,000
March 31, 2020	$46,000,000
April 30, 2020	$48,000,000
May 31, 2020	$49,000,000
June 30, 2020	$50,000,000
July 31, 2020	$51,000,000
August 31, 2020	$52,500,000
September 30, 2020	$54,000,000
October 31, 2020	$56,000,000
November 30, 2020	$58,000,000
December 31, 2020	$60,000,000

6.9    [Reserved].

6.10    Creation/Acquisition of Subsidiaries. In the event that Borrower or any Subsidiary that is a co-borrower hereunder or a secured guarantor of the Obligations of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary, if such New Subsidiary is not a CFC, to become either a co-borrower hereunder or a secured guarantor with respect to the Obligations, and (b) to grant and pledge to Bank a perfected security interest in the Shares held by Borrower or such Subsidiary of any such New Subsidiary (to the extent that such Shares constitute Collateral).

6.11    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12    Post-Closing. Borrower shall deliver insurance endorsements required by Section 6.6 hereof to Bank within forty-five (45) days of the Closing Date, or such later date as Bank may reasonably agree.

7.    NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out, surplus or obsolete Equipment which was not financed by Bank; (d) Transfers in connection with Permitted Liens or Permitted Investments; (e) Transfers of cash and cash equivalents in connection with transactions not prohibited hereunder; (f) Transfers from one Loan Party to another Loan Party; and (g) Transfers of other assets for fair market value not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except (a) any Subsidiary may merge with or consolidate with or into Borrower or any Loan Party, provided that Borrower or such Loan Party shall be the continuing or surviving entity, and (b) any Subsidiary that is not a Loan Party may merge with or consolidate with or into another Subsidiary that is not a Loan Party.

7.4    Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation its Intellectual Property) or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation its Intellectual Property), or permit any Subsidiary to do so, except for (a) with respect to any Permitted Indebtedness described in clause (c) or (h) of the definition thereof, provided that such agreement relates solely to the property that is financed by such Indebtedness, (b) an agreement prohibiting only the creation of liens securing Indebtedness that is subordinated to the Obligations, and (c) customary anti-assignment and anti-licensing provisions in contracts or licenses restricting the assignment or licensing thereof.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may (a) repurchase the stock of former employees, officers, managers or consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (b) with respect to equity compensation awards granted to any current or former directors, employees, officers, managers, consultants, independent contractors or other service providers, (i) withhold Shares to satisfy any applicable withholding tax obligations, and (ii) on a cashless basis, withhold Shares to satisfy any applicable exercise or purchase price.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its Investment Collateral (other than de minimis amounts) with a Person other than Bank or permit any of its Subsidiaries to do so, unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank (provided that an account control will not be required for (a) Excluded Accounts, (b) Borrower’s other accounts for the first ten (10) Business Days after the Closing Date (or such longer period as Bank may reasonably agree) or (c) Borrower’s other accounts after the date that is ten (10) Business Days from the Closing Date (or such later date as set forth in the foregoing clause (b)), and through the date that is sixty (60) days after the Closing Date (or such later date as Bank may reasonably agree) with respect to the 25% of Borrower’s cash permitted to be kept outside Bank during such period); or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) as set forth on the Schedule, (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (c) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries otherwise permitted under this Agreement, (d) reasonable and customary compensation and benefit arrangements (including the granting of options or other equity compensation arrangements) and any reasonable and customary indemnification arrangements with employees, officers, managers or consultants approved by, or pursuant to, any plan approved by the Board of Director of Borrower, and (e) distributions permitted pursuant to Section 7.6 hereof. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (w) to purchase any asset or securities (i) issued by an Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (iii) sold by any Reg W Affiliate of Bank acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (x) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (y) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10    Inventory and Equipment. Store Inventory or the Equipment in excess of One Hundred Thousand Dollars ($100,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment, in each case, other than Inventory or Equipment that it is transit. Store or maintain any Equipment or Inventory at any leased location where Collateral is in excess of One Hundred Thousand Dollars ($100,000), unless the landlord has been notified of the Bank’s security interest and Bank has received a landlord waiver in form and substance satisfactory to Bank, duly executed by Borrower and such landlord.

7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act, or violate any law or regulation, which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.    EVENTS OF DEFAULT.

Any one (1) or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).

8.1    Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Sections 6.3, 6.5, 6.6, 6.7, 6.8, or 6.10 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If Borrower fails or neglects to perform or observe any obligation under Article 6 (other than Section 6.3, 6.5, 6.6, 6.7, 6.8, and 6.10, which are addressed in clause (a) above) or any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank (other than any such failure which is addressed in clause (a) above) and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4    Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or person acting in a similar capacity and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect;

8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.9    Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any material obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document, or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement by a guarantor exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one (1) or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Bank reasonably considers advisable;

(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    Dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner, and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)    Bank may credit bid and purchase at any public sale; and

(i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. In addition, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification Obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence of an Event of Default that is continuing, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. At any time after the occurrence of an Event of Default that is continuing, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may in the exercise of its Permitted Discretion do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent.

Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, including Section 9-207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.    NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to Borrower:	INARI MEDICAL, INC. 9 Parker suite 100 Irvine, CA 92618 Attn: Mitch Hill TEL: (949) 600-8433 EMAIL: mitchh@inarimedical.com

If to Bank:	SIGNATURE BANK Signature Bank-Venture Banking Group 565 Fifth Avenue New York, NY 10017 Attn: Justin McDonie EMAIL: jmcdonie@signatureNY.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and that none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.

12.    JURISDICTION AND JURY TRIAL WAIVER.

12.1    Borrower hereby irrevocably consents that any suit, legal action, or proceeding against Borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as Bank may elect, and by execution and delivery of this Agreement, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2    Borrower hereby irrevocably waives any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the Southern District of New York chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.

12.3    Borrower hereby irrevocably agrees that any suit, legal action or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.

12.4    Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5    Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.

13.    GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided, however, that any assignee shall be subject to the provisions of Section 2.3(c), and shall not be entitled to receive any greater payment under Section 2.3(c) than Bank would have been entitled to receive. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, Bank may not make an assignment, without Borrower’s consent, to any direct competitor (whether as an operating company or direct or indirect parent with voting control over such operating company) of Borrower that Borrower has identified in prior writing to Bank, or to a vulture fund or distressed debt fund.

13.2    Indemnification. Borrower shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable and documented out of pocket attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct. For the avoidance of doubt, Borrower shall not be required to indemnify Bank for Excluded Taxes.

13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6    Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of New York.

13.7    Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification Obligations) remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8    Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Loans (provided, however that Bank shall first have entered into a customary confidentiality agreement with such prospective transferee or purchaser at least as protective as the terms in this Section 13.8), (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit or similar investigation of Bank and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9    Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.10    Marketing Consent. Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, with Borrower’s prior review and written approval, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.

13.11    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor, or creditors or should an interim receiver, receiver, receiver and manager, or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INARI MEDICAL, INC.

By:	/s/ Mitch Hill
Name:	Mitch Hill
Title:	Chief Financial Officer

SIGNATURE BANK

By:	/s/ Justin McDonie
Name:	Justin McDonie
Title:	Managing Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	INARI MEDICAL, INC.

SECURED PARTY:	SIGNATURE BANK

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, service marks, and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present, and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment; provided, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.